Exhibit 99.1

News from Conduent

For Immediate Release	Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent to Transfer Stock Exchange Listing from NYSE to Nasdaq

Ticker symbol will remain “CNDT”

FLORHAM PARK, N.J., December 10, 2019 – Conduent Incorporated (NYSE: CNDT), a services and solutions company, announced today that it will transfer its stock exchange listing from the New York Stock Exchange (NYSE) to The Nasdaq Global Select Market (Nasdaq). The company expects its common stock will commence trading on Nasdaq on December 23, 2019 and will continue to be listed under the ticker symbol “CNDT”.

“Listing on Nasdaq positions Conduent alongside the world’s most innovative technology leaders,” said Brian Webb-Walsh, CFO, Conduent. “We seek to benefit from Nasdaq’s cost-effective platforms and comprehensive offerings in trading intelligence and investor relations solutions. We have full confidence that this partnership will support our mission and purpose as we position Conduent for growth.”

About Conduent

Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through people, process and technology, Conduent solutions and services automate processes, improve efficiencies, reduce costs and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including two-thirds of all insured patients in the U.S., 11 million employees who use its HR Services, and nearly nine million people who travel through toll systems daily. Conduent’s solutions deliver exceptional outcomes for its clients including $16 billion in medical bill savings, up to 40% efficiency increase in HR operations, and up to 40% improvement in processing costs, while driving higher end-user satisfaction. Learn more at www.conduent.com.

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Media Contacts:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com

Rebecca Koar, Conduent, +1-862-308-7105, rebecca.koar@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries.